UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2016

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

0-1402

(Commission File Number)

Ohio	34-1860551
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

22801 St. Clair Avenue

Cleveland, Ohio 44117

(Address of principal executive offices, with zip code)

(216) 481-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 20, 2016, Lincoln Electric Holdings, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Agreement”), by and among the Company, The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Lincoln Global, Inc., Techalloy, Inc. and Wayne Trail Technologies, Inc. (collectively, the “Obligors”) and the purchasers party thereto.

Pursuant to the Agreement, the Company issued $350 million in aggregate principal amount of senior notes in four different series (the “Notes”), having a weighted average interest rate of 3.1% per annum and a weighted average maturity term of approximately 18 years. The specific terms of each series of the Notes are as follows:

Description	Amount	Maturity
2.75% Series A Notes	$100 million	Due October 20, 2028
3.03% Series B Notes	$100 million	Due October 20, 2033
3.27% Series C Notes	$100 million	Due October 20, 2037
3.52% Series D Notes	$ 50 million	Due October 20, 2041

Some or all of the Notes may be prepaid at any time and from time to time, in whole or in part, at 100% of the principal amount thereof plus accrued but unpaid interest and a prepayment penalty amount. The Company is not required to prepay any of the Notes.

The Agreement contains certain covenants that, among other things, restrict the Obligors’ ability to grant liens and other encumbrances. The Agreement also contains covenants that require that the Obligors comply with various covenants that may restrict or limit their activities, including, but not limited to, limitations on mergers, consolidations, asset dispositions, distributions and transactions with affiliates, as well as various other covenants customary for financings of this type. The Agreement contains various events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy related events. If certain of these or other events of default occur, the Notes and accrued but unpaid interest may be declared due and immediately payable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: October 20, 2016	By:	/s/ Vincent K. Petrella
Vincent K. Petrella
Executive Vice President, Chief Financial Officer and Treasurer